SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
                        -------------------------------

                        Name: Kemper Floating Rate Fund

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                            222 South Riverside Plaza
                             Chicago, Illinois 60606

             Telephone Number (including area code): (800) 621-1048

                Name and address of agent for service of process:

                                Philip J. Collora
                            222 South Riverside Plaza
                             Chicago, Illinois 60606

                                   Copies to:

                              Robert W. Helm, Esq.
                             Dechert Price & Rhoads
                              1775 Eye Street, N.W.
                                   Suite 1100
                             Washington, D.C. 20006

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                    YES X     NO
                        -------------------------------


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Boston, in the Commonwealth of Massachusetts on the 23rd day of March, 1999.


                                         KEMPER FLOATING RATE FUND



                                         By:  /s/ Maureen Kane
                                              ------------------------
                                              Maureen Kane
                                              President




Attest:  /s/ John Millette
         ---------------------
         John Millette
         Secretary